Exhibit 10.3

FORM OF
RESTRICTED STOCK AWARD AGREEMENT
GRANTED  OCTOBER 9, 2009

Ralcorp Holdings, Inc. (the “Company”), pursuant to its Amended and Restated 2007 Incentive Stock Plan (the “Plan”), grants to [ ] (the “Recipient”) a Restricted Stock Award of [ ] shares of its $.01 par value Common Stock.  The Award is subject to the provisions of the Plan and to the following terms and conditions:

1.           Delivery

Upon acceptance by the Recipient of the Award, the Company will instruct its transfer agent, (the “Transfer Agent”) to issue the Award via book-entry form and cause the Transfer Agent to set up an account in the name of the Recipient for the Award.  Upon lapse of the restrictions as described below, the Transfer Agent will release the shares from restrictions.

2.           Restrictions

The shares are subject to restrictions which shall be released on December 31, 2013 (“Release Date”) provided that Recipient remains continuously employed with the Company through the Release Date, and further provided that the attainment of the following performance target (“Performance Target”) is achieved:  The compounded annual growth in the Company’s earnings per share over the course of fiscal years 2010 and 2011 is no less than 10%.  Notwithstanding the foregoing, the restrictions shall be released on the date of (i) involuntary termination of employment by the Company without Cause after the Performance Target is achieved, (ii) death, (iii) Disability, or (iv) Change of Control, provided that Recipient remains continuously employed with the Company through the date any such event occurs and further provided that such event occurs before December 31, 2013.

In the event that the Award is not released from the restrictions on or before December 31, 2013, Recipient shall forfeit all shares which are not released from restrictions as of December 31, 2013 and Recipient shall not be entitled to any payment or other consideration hereunder.  Except as otherwise provided herein, neither the shares nor any ownership interest therein may be sold, pledged, transferred or otherwise disposed of prior to December 31, 2013.

3.           Forfeiture

Without limiting the foregoing provisions, this paragraph sets forth certain circumstances under which this Award will be forfeited.  All shares of Common Stock under the Award that are restricted shall be forfeited upon the occurrence of certain events described in this Award Agreement, including any of the following events (any of which is referred to as a “Forfeiture Event”):

a.           Recipient is Terminated for Cause;

b.           Recipient voluntarily terminates his or her employment;

c.           Recipient engages in competition with the Company;

d.           Recipient engages in any of the following actions:

(i)           being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;

(ii)           pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

(iii)           Misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;

(iv)           improperly disclosing material nonpublic information regarding the Company or any subsidiary; or

(v)           inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary; or

e.           Any other event or reason resulting in forfeiture as described in paragraph 2 hereof or otherwise as described in this Award Agreement or the Plan, including, without limitation, failure to achieve the Performance Target to the extent required herein.

Upon the occurrence of a Forfeiture Event, the Award, if restricted at the time of a Forfeiture Event, will be forfeited and will be cancelled.  The Corporate Governance and Compensation Committee (the “Committee”) or entire Board of Directors may waive any condition of forfeiture described in this paragraph.

4.           Shareholder Rights

Prior to the release of restrictions as set forth above, Recipient shall be entitled to all shareholder rights except the right to sell, pledge, transfer or otherwise dispose of the shares, and except that any and all dividends declared and paid with respect to restricted shares will be held by the Company in an account until release of restrictions.  Interest will be credited to the account quarterly on the full amount in the account until the account is distributed.  Interest shall be calculated at a rate equal to the average of the daily close of business prime rates for the quarter, as such prime rates are established by JPMorgan Chase, or such other bank as may be designated by the Committee.  On the date on which restrictions are released, all dividends and interest, if any, accrued to that date with respect to the shares on which the restrictions are released will be payable to Recipient; provided that, for this purpose, to the extent necessary to avoid the adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), restrictions will be deemed to be released under this paragraph on account of a total and permanent disability or a Change in Control only to the extent such events occur both under the terms of this Agreement and in a manner consistent with Section 409A of the Code.  Notwithstanding the foregoing, in the event that the Recipient is determined to be a specified employee within the meaning of Section 409A of the Code, for purposes of payment on termination of employment hereunder, payment shall be made on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.  In the event that the restrictions are not released and the award is forfeited pursuant to Paragraph 3 above or otherwise, Recipient shall not be entitled to receive any dividends and interest which may have accrued with respect to the shares so forfeited, unless approved by the Committee or the entire Board.

5.           Other

The Company reserves the right, as determined by the Committee, to convert this Award to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any law or regulation.  In addition, this Agreement shall be governed by the laws of the State of Missouri with reference to the conflict of laws provisions therein.

6.           Effective Date

This Award shall be deemed to be effective October 9, 2009.

7.           Restrictive Covenants.

a.           Non Competition:

(i)  During the term of Recipient’s employment with the Company (or one of its subsidiaries or affiliates) and for one (1) year thereafter, except in the course of Recipient performing his/her job responsibilities with the Company, Recipient will not directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or under contract with (including as a director, advisor, or consultant), lend Recipient’s name or any similar name to, lend Recipient’s credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business organization or entity whose products or activities compete or intend to compete with the Company in the United States or Canada on food products produced by the Company (including those of its subsidiaries and operating divisions) (“Competing Company”) at the time of termination of employment; provided however, Recipient may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, a business entity or organization shall be a Competing

Company only if more than ten percent (10%) of its aggregate gross revenues and more than ten percent (10%) of its aggregate net income are derived from products or activities which compete or intend to compete with the Company’s food products in the United States and Canada.

(ii)           In the event Recipient violates this Section 7(a), the Recipient shall pay the Company, within five (5) days of receipt by Recipient of a written demand therefor, an amount in cash equal to the amount determined by multiplying the number of shares of Common Stock released from restrictions hereunder by the Fair Market Value of a share of Common Stock on the date the shares of Common Stock were released from restrictions.  In the event Recipient fails to pay this amount within five (5) days of receipt of a written demand, the Company shall have the right to seek and obtain any equitable and injunctive relief (without the requirement to post a bond) that a court may determine is appropriate.  To the extent that the Company is successful in enforcing this Agreement, Recipient shall be responsible for paying the Company’s reasonable attorneys’ fees and costs.

b.           Non Solicitation/Non Hire:

(i)           Whether for Recipient’s own account or the account of any other person or entity, Recipient will not (i) at any time during the Recipient’s employment with the Company and for one (1) year after Recipient’s employee termination of employment, directly or indirectly, solicit as an employee, independent contractor or otherwise, any person who was a salaried and bonus eligible employee of the Company at any time during the term of Recipient’s employment with the Company or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any affiliate; or (ii) at any time during the Recipient’s employment with the Company and for one (1) year after Recipient’s termination of employment, interfere with the Company’s relationship with any person or entity who was a customer or supplier of the Company at the time of Recipient’s termination of employment.

(ii)           In the event Recipient violates any provision of this Section 7(b), the Company shall have the right to take all necessary legal action to enforce this provision.  In addition to any remedies available at law, the Company shall have the right to seek and obtain any equitable and injunctive relief (without the requirement to post a bond) that a court may determine is appropriate.  To the extent that the Company is successful in enforcing this provision, Recipient shall be responsible for paying the Company’s reasonable attorneys’ fees and costs.

(iii)           If Recipient breaches any covenant concerning non hiring or non solicitation contained herein or to which Recipient is or may become a party in the future, then, in addition to and without in any way limiting the foregoing or any other remedies:

(a)           any shares that have not been released from restrictions as provided herein shall be forfeited automatically on the date Recipient commits such breach; and

(b)           in the event of such a breach, Recipient shall pay the Company, within five (5) days of receipt by Recipient of a written demand therefore, an amount in cash equal to the amount determined by multiplying the number of shares of Common Stock released from restrictions hereunder by the Fair Market Value of a share of Common Stock on the date the shares of Common Stock were released from restrictions; and

(c)           Recipient shall pay any damages in excess of the amounts paid to the Company under the foregoing.
c.           The parties acknowledge and agree that the time and other limitations contained in this Section are reasonable and necessary for the proper protection of the Company.  However, if any arbitrator or court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy or the geographic coverage and scope of the covenants is too broad, the restrictive time period shall be deemed to comprise the largest scope permissible by law under the circumstances.  Recipient further acknowledges that, in the event of the termination of his employment with the Company, Recipient’s skills and experience will permit him to find employment in many markets, and the limitations contained herein will not prevent him from earning a livelihood.  The period of time applicable to any covenant in this Section shall be extended by the duration of any actual or threatened violation by Recipient of such covenant.

8. Definitions

For purposes of this Agreement, the following terms have the meanings as set forth below:

a.           “Change in Control” means (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership of 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Ralcorp or any of its subsidiaries or any employee benefit plan of Ralcorp (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan; or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp.  Notwithstanding the foregoing, a Change-in-Control shall not include a transaction (commonly known as a “Morris Trust” transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of the Company while leaving the Company’s remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company’s businesses.

b.           “Continuing Director” means any member of the Board of Directors of Ralcorp, as of February 1, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

c.           “Termination for Cause” shall mean the Recipient’s termination of employment with the Company because of the willful engaging by the Recipient in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Recipient, (ii) an act or omission believed by the Recipient in good faith to have been in or not opposed to the best interest of the Company and reasonably believed by the Recipient to be lawful, or (iii) the good faith conduct of the Recipient in connection with a Change in Control (including opposition to or support of such Change in Control).

d.           “Disability” means Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, Recipient is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

ACKNOWLEDGED AND	RALCORP HOLDINGS, INC.
ACCEPTED:

_____________________________	By: ______________________
Recipient	Secretary

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